--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/X/ CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol      6.Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                USMX, Inc. (USMX- Nasdaq)                           Director             10% Owner
   Cook Inlet Region, Inc.                                 (USM - Toronto Exchange)                   ----                 ----
---------------------------------------------------------------------------------------------       Officer (give     X   Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
   2525 "C" Street                              Person (Voluntary)                                   no longer owns shares
                                                                           May, 1997          -------------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ---Form filed by One Reportng Person
                                                   92-0042304             (Month/Year)        XX Form filed by More than One
                                                                                              ---Reporting Person
 Anchorage,  Alaska          99503
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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   Common Stock                      5/30/97    J(1)           2,540,663     D     (1)         - 0 -              I          (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-96)


FORM 4 (CONTINUED)          TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)

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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of deriv-      ship           ture
   (Instr. 3 and 4)                    Deriv-     ative          Form           of In-
                                       ative      Securi-        of De-         direct
                                       Secur-     ties           rivative       Bene-
                                       ity        Bene-          Secu-          ficial
                                       (Instr.    ficially       rity:          Own-
                                       5)         Owned          Direct         ership
-----------------------------------               at End         (D) or         (Instr. 4)
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)

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Explanation of Responses:
(1)  Exchanged for 2,309,694 shares of common stock of                 (2)  1,540,663 shares disposed of by North Pacific Mining
      Dakota Mining Corporation pursuant to a merger of                     Corporation, a subsidiary of CIRI, Inc.
      USMX, Inc. into Dakota Merger Corporation.                            1,000,000 shares disposed of by Peak Oilfield Service
                                                                            Company, of which CIRI, Inc. is a general partner.
**Intentional misstatements or omissions of facts constitute                   By:
  Federal Criminal Violations.  SEE 18 U.S.C. 1001                                  --------------------------------  -----------
  and 15 U.S.C. 78ff(a).                                                            **Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually
      signed.  If space is insufficient, SEE Instruction 6 for                 Its:
      procedure.                                                                     ------------------------------------------
                                                                                     On behalf of Cook Inlet Region, Inc. ***
Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form         ***In executing and filing this Form 4, Cook Inlet
displays a currently valid OMB Number.                                        Region, Inc. does not intend to waive the exemption
                                                                              afforded it under 43 U.S.C Section 1625.  Page 2
                                                                                                               SEC 1474 (7.96)
